UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 24, 2010

Erie Indemnity Company
__________________________________________
(Exact name of registrant as specified in its charter)

Pennsylvania	0-24000	25-0466020
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

100 Erie Insurance Place, Erie, Pennsylvania		16530
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(814)870-2000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

As previously reported in a Form 8-K dated April 21, 2010, the board of directors of Erie Indemnity Company (the "Company") approved a continuation through June 30, 2011, of the Company’s stock repurchase program pursuant to which it may repurchase up to $100 million of its outstanding Class A common stock (the "Repurchase Program"), which amount includes and is not in addition to any unspent amounts remaining under the prior authorization.

Subsequent to the approval of the continuation of the Repurchase Program, the Company has adopted an open market trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, (the "10b5-1 Plan"). The 10b5-1 Plan provides that a broker selected by the Company has the authority to repurchase shares pursuant to the terms and limitations specified in the 10b5-1 Plan, including compliance with Rule 10b-18 under the Securities Exchange Act. This will allow the Company’s existing Repurchase Program to continue when the Company would normally not be active in the market due to its internal trading blackout periods or due to its possession of material nonpublic information.

Because the repurchases under the 10b5-1 Plan are subject to certain parameters, there is no certainty as to the exact number of shares that will be repurchased under the Plan, or that there will be any repurchases at all pursuant to the Plan during any given period. The timing of the share repurchases under the Repurchase Program outside of the 10b5-1 Plan will depend on a variety of factors, including market conditions.

The repurchase of shares outside of the 10b5-1 Plan may be suspended or discontinued at any time, while any suspension or termination under the 10b5-1 Plan must be in compliance with Rule 10b5-1.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Erie Indemnity Company

June 24, 2010	By:	Marcia A. Dall

Name: Marcia A. Dall
Title: Executive Vice President & CFO